Exhibit 2.1





                                 LEASE AGREEMENT

                                     BETWEEN

                            PARKER INDUSTRIAL, L.L.C.

                                       AND

                                  PH GROUP INC.

                            Date: September 15, 1998







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                                      LEASE

                                TABLE OF CONTENTS

                          ARTICLE I - LEASE OF PREMISES

Section 1.01    Lease of Premises...........................................5

Section 1.02    Basic Lease Provisions......................................5

                         ARTICLE 2 - TERM AND POSSESSION

Section 2.01    Term........................................................6
Section 2.02    Construction of Improvements and Possession.................6
Section 2.03    Tenant's Acceptance of the Leased Premises..................8
Section 2.04    Surrender of the Leased Premises............................8
Section 2.05    Holding Over................................................9

                                ARTICLE 3 - RENT

Section 3.01    Minimum Rent................................................9
Section 3.02    Rental Rate Reduction Formula...............................9
Section 3.03    Net Lease...................................................9
Section 3.04    Costs of Contesting Real Estate Taxes.......................10
Section 3.05    Late Charges................................................11

                          ARTICLE 4 - OCCUPANCY AND USE

Section 4.01    Occupancy...................................................11
Section 4.02    Covenants of Tenant Regarding Use...........................11
Section 4.03    Access to and Inspection of the Leased Premises.............12

                              ARTICLE 5 - UTILITIES

Section 5.01    Services to be Provided.....................................13
Section 5.02    Interruption of Services....................................13

                 ARTICLE 6 - REPAIRS, MAINTENANCE, ALTERATIONS,
                           IMPROVEMENTS, AND FIXTURES

Section 6.01    Repair and Maintenance of Building..........................13
Section 6.02    Repair Maintenance of Leased Premises.......................13
Section 6.03    Alterations or Improvements.................................14
Section 6.04    Trade Fixtures..............................................14

             ARTICLE 7 - FIRE OR OTHER CASUALTY: CASUALTY INSURANCE

Section 7.01    Substantial Destruction of the Building or the Leased
                Premises....................................................14
Section 7.02    Partial Destruction of the Leased Premises..................15
Section 7.03    Tenant's Insurance..........................................16
Section 7.04    Waiver of Subrogation.......................................16


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           ARTICLE 8 - INDEMNIFICATION AND PUBLIC LIABILITY INSURANCE

Section 8.01    Tenant's Responsibility.....................................16
Section 8.02    Landlord's Responsibility...................................17
Section 8.03    Tenant's Insurance..........................................17

ARTICLE 9 - EMINENT DOMAIN..................................................18

ARTICLE 10 - LIENS..........................................................19

ARTICLE 11 - RENTAL PERSONAL PROPERTY AND OTHER TAXES.......................19

                     ARTICLE 12 - ASSIGNMENT AND SUBLETTING

Section 12.01   Consent Required............................................20
Section 12.02   Landlord's Option...........................................20
Section 12.03   Consent Granted.............................................21
Section 12.04   Delivery....................................................21
Section 12.05   Transfer of Control.........................................21

                       ARTICLE 13 - TRANSFERS BY LANDLORD

Section 13.01   Sale and Conveyance of the Building.........................21
Section 13.02   Subordination...............................................22

                       ARTICLE 14 - DEFAULTS AND REMEDIES

Section 14.01   Defaults by Tenant..........................................22
Section 14.02   Remedies of Landlord........................................22
Section 14.03   Default by Landlord and Remedies of Tenant..................23
Section 14.04   Limitation of Landlord's Liability..........................23
Section 14.05   Non-Waiver of Defaults......................................24
Section 14.06   Attorney's Fees.............................................24
Section 14.07   Force Majeure...............................................24

               ARTICLE 15 - LANDLORD'S RIGHT TO RELOCATE TENANT -
                              INTENTIONALLY OMITTED

                    ARTICLE 16 - NOTICE AND PLACE OF PAYMENT

Section 16.01   Notices.....................................................25
Section 16.02   Place of Payment............................................25



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                  ARTICLE 17 - MISCELLANEOUS GENERAL PROVISIONS

Section 17.01   Condition of Leased Premises................................25
Section 17.02   Insolvency or Bankruptcy....................................25
Section 17.03   Choice of Law...............................................25
Section 17.04   Successors and Assigns......................................25
Section 17.05   Examination of Lease........................................25
Section 17.06   Time........................................................25
Section 17.07   Defined Terms and Marginal Headings.........................26
Section 17.08   Prior Agreements............................................26
Section 17.09   Severability of Invalid Provisions..........................26
Section 17.10   Definition of the Relationship between the Parties..........26
Section 17.11   Estoppel Certificate........................................26
Section 17.12   Hazardous Waste.............................................26
Section 17.13   Covenant of Quiet Enjoyment.................................28
Section 17.14   Consent/Duty to Act Reasonably..............................28

                       ARTICLE 18 - ADDITIONAL PROVISIONS

Section 18.01   Signage.....................................................28
Section 18.02   Sale or Refinance Proceeds..................................29
Section 18.03   Representation Regarding Title..............................31
Section 18.04   Non-Disturbance Agreement...................................32

               ARTICLE 19 - RENEWAL OPTION AND RIGHT TO EXPANSION

Section 19.01   Renewal.....................................................32
Section 19.02   Expansion Space.............................................32

ARTICLE 20 - CONDITIONS PRECEDENT...........................................33

ARTICLE 21 - RIGHT OF TENANT TO PURCHASE BUILDING PRIOR TO
             OCCUPANCY......................................................33

ARTICLE 22 - RIGHT OF FIRST OFFER FOR PURCHASE OF BUILDING..................33

ARTICLE 23 - TAX INCENTIVES.................................................34

ARTICLE 24 - SIGNATURES.....................................................34

ARTICLE 25 - ACKNOWLEDGMENT.................................................35



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                                      LEASE

     THIS LEASE, MADE THIS 15th day of September, 1998 between PARKER INDUSTRIAL, L.L.C., an Ohio limited liability corporation ("Landlord"), and PH GROUP INC., an Ohio corporation ("Tenant").

                              W I T N E S S E T H:

                          ARTICLE 1 - LEASE OF PREMISES
                          -----------------------------

SECTION 1.01 - LEASE OF PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all of the terms and conditions hereinafter set forth, the building with parking and the land on which they are to be located, commonly known as Lots 29, 30 and 31, City Gate Business Park, Columbus, Ohio (the "Building" or the "Leased Premises"). A legal description of the Leased Premises and survey are attached as Exhibits A-1 and A-2 respectively.

SECTION 1.02 - BASIC LEASE PROVISIONS. The following constitute the "Basic Lease Provisions" of this Lease:

      A. Building Name: PH Group Inc. headquarters and manufacturing facility; Address: (to be determined)

      B.    Rentable Area: Approximately 40,750 rentable square feet;

      C.    Building Expense Percentage: 100%;

      D. Minimum Annual Net Rent: In each of years 1 through 5, the Minimum Annual Rent shall be equal to 11.6% of the "Total Project Cost" as identified in Exhibit "B" herein; in each of years 6 through 10, the Minimum Annual Rent shall be equal to 106% of the rent due and payable in year one in each of years 11 through 15, the Minimum Annual Rent shall be equal to 106.3% of the rent due and payable in year 10. Provided, however, that in the event the actual cost of construction exceeds the Total Project Cost as identified herein, Tenant's rent will be calculated based upon the actual Total Project Cost. Provided however, that in the event the actual cost of construction is less than the Total Project Cost as identified herein, Tenant's rent will be calculated pursuant to Section 3.02.

      E.    Monthly Rental Installments: 1/12 of the applicable annual rent.

      F.    Term: 15 years and 0 months commencing upon the Commencement Date;

      G.    Commencement Date: See Section 2.02 herein;


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      H.    Brokers: NONE;

      I. Permitted Use: General office purposes and machine tool manufacturing center and any other use consistent with the operation of a first-class business park;

      J.    Address for payments and notices as follows:

            Rental Payments to Landlord:     Parker Industrial, L.L.C.
                                             c/o Carey Leggett Realty Advisors
                                             394 E. Town St., Suite 500
                                             Columbus, Ohio 43215

            Tenant:                          PH Group Inc.
                                             2365 Scioto Harper Drive
                                             Columbus, OH 43204
                                             ATTN: C. T. Sherman, President


                         ARTICLE 2 - TERM AND POSSESSION
                         -------------------------------

SECTION 2.01 - TERM. The term of this Lease (the "Term") shall be the period of time specified in Item F of the Basic Lease Provisions and shall commence on the Commencement Date as set forth in Section 2.02 below. The "Commencement Date," and the "Expiration Date" shall be confirmed by Tenant as provided in Section 2.03.

SECTION 2.02 - CONSTRUCTION OF IMPROVEMENTS AND POSSESSION. The scope of the work to be performed by Landlord is set forth in the preliminary plans and specifications and written descriptions thereto drafted by Lehman Contractors as of September, 1998, all of which are listed on the attached Preliminary Exhibit
C. Landlord will prepare final plans and specifications and actual working drawings and upon completion, a listing thereof shall be substituted and attached hereto as Final Exhibit C ("Plans and Specifications"). Landlord shall construct the Building, parking area and grounds in a good and workmanlike manner.

Landlord shall apply for and obtain all permits, licenses and certificates necessary for the construction of the Building and for the occupancy thereof by Tenant. For purposes of this Lease, Landlord's procurement of a temporary permit, license or certificate shall be sufficient for purposes of Tenant's occupancy of the Leased Premises. However, Landlord shall be obligated to diligently obtain a permanent certificate of occupancy as well as other permanent or written permits, licenses and certificates regardless of whether a temporary certificate shall have first been issued. Landlord and Tenant shall work together to attempt to procure tax abatements for the subject parcel, however, this Lease shall be effective regardless of receipt of tax abatements for the parcel.



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The Leased Premises shall be deemed to be constructively completed at such time as (i) Landlord shall certify in writing to Tenant that said Leased Premises have been completed in accordance with the Plans and Specifications described above, (ii) Landlord shall have obtained all necessary governmental approvals and inspections, that all systems are fully operational, and that sufficient utilities are available to service the Leased Premises and are connected to mains and all meters are set and activated, and (iii) the project architect, Meacham & Abel, using commercially reasonable judgment standard in the industry shall certify in writing to Tenant pursuant to and in accordance with form AIA-G704 as to those same matters in (i) and (ii) immediately preceding. At such time as the last of the foregoing requirements shall have been satisfied, Landlord shall deliver possession of the Leased Premises to Tenant. For purposes of this paragraph, evidence of constructive completion pursuant to all Plans and Specifications shall include the installation of access roads and curb cuts, paved parking areas, landscaping, exterior lighting, exterior irrigation systems and removal of all construction trailers and dumpsters and/or Tenant's occupancy of all or a portion of the Leased Premises for business purposes contemplated in
Item I of the Basic Lease Provisions. The date upon which Landlord shall deliver possession of the Leased Premises to Tenant constructively completed is herein called the "Completion Date." The anticipated Completion Date shall occur on or before July 1, 1999.

Within twenty-one (21) days prior to the anticipated Completion Date, Tenant and Landlord shall, by a joint inspection of the Leased Premises, mutually agree to and identify the punchlist items to be completed by Landlord on or before the Completion Date. Within five (5) days prior to the anticipated Completion Date, Tenant and Landlord shall again, by joint inspection of the Leased Premises, mutually agree to and identify any remaining punchlist items to be completed by the Landlord on or before the Completion Date. Tenant hereby designates Terry L. Sanborn or Charles T. Sherman as its duly authorized representative to (i) request and sign change orders, (ii) agree to and identify the foregoing punchlist items, and (iii) accept delivery of possession of the Leased Premises on behalf of Tenant. The Commencement Date shall occur on the 1st day after the Completion Date.

The parties acknowledge and agree that it will be necessary for the parties to act timely in order to allow Landlord to meet the anticipated Commencement Date. To this end, it is agreed that Tenant shall respond timely to any and all requests for decisions by Tenant as to any and all issues concerning the Plans and Specifications. In any event, so long as Tenant responds within ten (10) business days to any request from Landlord, such response shall be considered timely. Any delay by Tenant in making decisions affecting the Plans and Specifications or amendments thereto may cause delay in the Completion Date which delay shall be a Tenant Delay as set forth below. In the event Tenant fails to respond within a timely fashion, then such failure shall be deemed to be a consent of Landlord's proposed action.



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The Completion Date shall be subject to change as a result of delays in the construction of the Leased Premises caused by force majeure events as defined in
Section 14.07 herein ("Excusable Delays"). Landlord shall provide to Tenant reasonable notice of the occurrence of an Excusable Delay. In the case of a continuing delay only one (1) notice is necessary. In the event delay is solely or substantially caused by the Tenant or Tenant oriented change orders ("Tenant Delay"), the Completion Date shall not be delayed and Tenant's obligations hereunder shall commence as if the delay has not occurred. No delay caused by Tenant shall be deemed to have occurred until Tenant has received written notice from Landlord specifying the action or inaction by Tenant which constitutes THE delay caused by Tenant and Landlord shall receive the benefit of the actual number of days of the delay only upon Tenant's receipt of the foregoing Notice.

Within thirty (30) days prior to the anticipated Completion Date, Tenant may enter the Leased Premises and perform therein fixturing in preparation for its occupation thereof, prior to the date on which Tenant is otherwise entitled to possession of the Leased Premises; provided, however, Tenant shall arrange its schedule so as not to unreasonably interfere with or delay other work of Landlord or any permitting or inspection process being carried on at the same time; and provided further that neither Landlord nor any of Landlord's affiliates shall have any responsibility or liability whatsoever for any injury (including death) to persons or loss or damage to any of Tenant's leasehold improvements, fixtures, equipment or any other materials installed or left in the Leased Premises prior to the Commencement Date.

Landlord hereby warrants for a period of one (1) year from the Completion Date, the Leased Premises against defects in materials and workmanship, routine maintenance (except as to Landlord's obligations herein) and ordinary wear and tear excepted. Upon the Completion Date, Landlord shall deliver to Tenant copies of all warranties and guarantees relating to the Leased Premises and any and all systems contained therein including those warranties greater than one (1) year. To the extent permitted by such warranties and guarantees, Landlord shall assign the same to Tenant. To the extent not so permitted, Landlord shall afford to Tenant the benefit of and right to enforce the same in Landlord's name. Tenant shall not take any action which shall invalidate any of the foregoing warranties or guarantees.

SECTION 2.03 - TENANT'S ACCEPTANCE OF THE LEASED PREMISES. Upon delivery of possession of the Leased Premises to Tenant as hereinbefore provided, Tenant shall execute a letter of understanding acknowledging (i) the Commencement Date and Expiration Date of this Lease, (ii) that Tenant has accepted the Leased Premises for occupancy and that the condition of the Leased Premises, including the tenant finish improvements constructed thereon, and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, except for any defects as to which Tenant shall give written notice to Landlord within thirty (30) days after such delivery and except for latent defects. Landlord shall promptly thereafter correct all such defects and (iii) provide Tenant with the actual Total Project Cost. Such letter of understanding shall become a part of this Lease. If Tenant takes possession of and occupies the Leased Premises for the



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business purposes set forth in Item J of the Basic Lease Provisions, Tenant shall be deemed to have accepted the Leased Premises in the manner described in this Section 2.03, even though the letter of understanding provided for herein may not have been executed by Tenant, which possession shall not waive Tenant's rights with regard to existing or latent defects or Landlord's failure to complete the Leased Premises in accordance with the Plans and Specifications as set forth in a written notice from Tenant.

SECTION 2.04 - SURRENDER OF THE LEASED PREMISES. Upon the expiration or earlier termination of this Lease, or upon the exercise by Landlord of its right to re-enter the Leased Premises without terminating this. Lease, Tenant shall immediately surrender the Leased Premises to Landlord, together with all alterations, improvements and other property as provided else where herein, in broom-clean condition and in good order, condition and repair, except for ordinary wear and tear and damage from fire or the elements, unless caused by Tenant's actions or failure to act, and damage which Tenant is not obligated under the terms of this Lease to repair, failing which Landlord may restore the Leased Premises to such condition at Tenant's reasonable expense.

SECTION 2.05 - HOLDING OVER. If Tenant holds over after the expiration or earlier termination of this Lease with or without the consent of Landlord, Tenant shall become a tenant from month to month at rent equal to one hundred fifteen percent (115%) of the Minimum Annual Net Rent and Annual Rental Adjustment in effect during the last full month of the Term of the Lease, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable and upon such other and different terms and conditions as Landlord may from time to time so notify Tenant. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease. Notwithstanding the foregoing provision, no holding over by Tenant shall operate to extend this Lease, and Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant's being given written notice from Landlord to vacate. The foregoing provisions of this Section 2.06 are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law.

                                ARTICLE 3 - RENT
                                ----------------

SECTION 3.01 - MINIMUM NET RENT. Tenant shall pay to Landlord as Minimum Annual Net Rent for the Leased Premises the sum specified in Item D of the Basic Lease Provisions, payable in equal consecutive Monthly Rental Installments as specified in Item E of the Basic Lease Provisions, in advance, without demand, deduction, counterclaim or offset except as specifically permitted by this Lease and without relief from valuation and appraisement laws, on or before the first day of each and every calendar month during the Term of this Lease; provided, however, that if the Commencement Date shall be a day other than the first day of a calendar month or the Expiration Date shall be a day other than the last day of a calendar month, the Monthly Rental Installment for such first or last fractional month shall be prorated on the basis of the number of days during the month this Lease was in effect in relation to the total number of days in such month.



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SECTION 3.02 - RENTAL RATE REDUCTION FORMULA. In the event Landlord is able to reduce Total Project Costs which results in the final Total Project Costs being less than the approved budget (Exhibit "B"), then the Minimum Annual Net Rent shall be reduced proportionately with such cost savings. The Minimum Annual Net Rent reduction shall be equal to the savings amount times 11.6%. Such sum shall be known as the "Minimum Annual Net Rental Reduction Amount" which shall apply to years 1 through 5 of the lease and that sum shall be divided by 12 to determine the monthly reduction, i.e., savings amount times 11.6% divided by 40,750 SF = Rental Reduction Amount. Example, $100,000 savings amount times 11.6% = $11,600 divided by 40,750 SF = $.28 PSF per annum, Annual Net Per Rentable Sq. Ft. Rate Reduction.

SECTION 3.03 - NET LEASE. This Lease is a net Lease, it being the intention of the parties hereto that Tenant shall pay as additional rent as of the Commencement Date, all Operating Expenses incurred in owning and operating the Leased Premises. All taxes and assessments or governmental impositions in lieu thereof, be they special or otherwise of every kind and nature; and in addition, Tenant also agrees to pay as additional rent, water, sewer, and other rents, rates and charges, excises, levies, license fees, permit fees, and other authorization fees, public dues, and all other charges (in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen), of every character including all penalties or interest thereon, which at any time during or in respect to the term of this Lease may be assessed, levied, confirmed, or imposed, on or in respect or be a lien upon or measured by the value or amount of (a) the Demised Premises or any part thereof or any rent therefrom or any estate, right, or interest therein, or (b) any occupancy, use, or possession of the Demised Premises or any part thereof, other than any franchise, capital stock, or similar tax of Landlord, or any income or excess profit tax of Landlord or portion thereof determined on the basis of its general income or revenues (the same being hereinafter referred to as "Impositions"). Tenant's failure to pay the same as herein provided, and all other damages, costs, and expenses which Landlord may suffer or incur, or which may become due, by reason of any default of Tenant or failure on Tenant's part to comply with the covenants, agreements, terms, and conditions of this Lease on Tenant's part to be performed, and each or any of them, shall be deemed to be additional rent and in the event of non-payment, Landlord shall have all the rights and remedies herein provided in the case of nonpayment of rent.

SECTION 3.04 - COSTS OF CONTESTING REAL ESTATE TAXES. In the event Landlord or Tenant elects to contest the amount or validity of real estate taxes, Tenant shall only be responsible to pay its proportionate share of such expenses to the extent the intended benefits of the same would be realized during the Lease Term (including any renewal terms, but only at such time when actually exercised by Tenant), and in this respect if the benefit to be received by the Landlord in contesting the amount or validity of such taxes would continue past the duration of the Lease Term (including any renewal terms, but only at such time when actually exercised by Tenant), then Tenant shall only be required to pay towards its proportionate share of such expenses the amount of the same determined by multiplying the same by a ratio, the numerator of which is the number of



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days from the date the Landlord contests the amount or validity of such taxes to the end of the Lease Term (including any renewal terms, but only at such time when actually exercised by Tenant), and the denominator of which is the total number of days for which any given benefit of such contest is actually realized, and to the extent the duration of such time period is uncertain, Landlord and Tenant shall estimate the same based upon the then existing practices of the applicable school district in further contesting tax valuations in the local community, the remaining time prior to the next county wide re-evaluation of tax valuations, and such other matters as may be reasonably expected to effect such time period. Landlord and Tenant acknowledge that because the expenses of contesting such taxes may occur prior to the time when Tenant must exercise any of its applicable renewal options hereunder that any calculation (and payment) made under the above referenced formula may accordingly need to be adjusted at that time when Tenant does, in fact, exercise any such renewal option. Nothing set forth in the aforementioned is intended to mean that the Tenant's proportionate share of the costs of contesting the amount or validity of such taxes would only be charged to the Tenant if the Landlord is successful in actually reducing the same, and in fact, so long as Landlord acts with reasonable prudence and in good faith in contesting the same, the success or failure of the Landlord in actually reducing the taxes in not a factor in charging the Tenant its proportionate share of the same.

Tenant shall be authorized to contest the taxes separate and apart from Landlord with Tenant to act as Attorney-in-Fact for Landlord in prosecuting such appeal. Landlord agrees to execute any and all documents which may be necessary to enable Tenant to contest such tax valuation. Landlord shall not contest taxes without Tenant's prior written consent.

SECTION 3.05 - LATE CHARGES. Tenant acknowledges that late payments by Tenant to Landlord of Minimum Annual Rent and all other amounts provided to be paid hereunder shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which are extremely difficult and impractical to determine. Such costs include, without limitation, processing and accounting charges and late charges that may be imposed on Landlord by the terms of any encumbrances and notes secured by any encumbrances covering the Leased Premises, or late charges and penalties by virtue of late payments of taxes due on the Lease Premises. Therefore, if any installment of Minimum Annual Rent or any other amount due from Tenant is not received by Landlord within ten (10) days of the date due, Tenant shall pay to Landlord an additional sum of five percent (5%) of the amount due as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord. In addition, in the event Tenant fails to pay any other charge (other than minimum Annual Rent) within ten (10) days after the same is due and payable any installment of Minimum Annual Rent or any other sum or charge required to be paid by Tenant to Landlord under Us Lease, such unpaid amount



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shall bear interest from the due date thereof to the date of payment at the
Prime Rate plus three percent (3%) per annum until paid.

                          ARTICLE 4 - OCCUPANCY AND USE

SECTION 4.01 - OCCUPANCY. Tenant shall use and occupy the Leased Premises for the purposes set forth in Item I of the Basic Lease Provisions and shall not use the Leased Premises for any other purpose except with the prior written consent of Landlord.

SECTION 4.02 - COVENANTS OF TENANT REGARDING USE. In connection with its use of the Leased Premises, Tenant agrees to do the following:

      A. Tenant shall use the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner.

      B. Tenant shall not use the Leased Premises for any unlawful purpose or act; shall not commit or permit any waste or damage to the Leased Premises; shall comply with and obey all laws. regulations and orders of any governmental authority or agency; all reasonable requirements of Landlord's insurance carrier adopted or reasonably modified from time to time by Landlord on reasonable notice to Tenant which shall not unreasonably interfere with Tenant's conduct of its business;

      C. Tenant shall not overload the floors of the Leased Premises beyond their designed weight-bearing capacity as set forth in the Plans and Specifications.

      D. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would, in Landlord's commercially reasonable opinion, invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy. Should Tenant fail to comply with this covenant, Landlord may, at its option, require Tenant to stop engaging in such activity or to reimburse Landlord as additional rent for any increase in premiums charged during the Term of this Lease on the insurance carried by Landlord on the Building and attributable to the use being made of the Leased Premises by Tenant. Landlord acknowledges that Tenant's anticipated use does not invalidate any policy of insurance to be placed on the Leased Premises.

      E. Tenant shall adhere to City of Columbus and City Gate Business Park signage covenants in painting, affixing, or displaying any signs on the Building or the Building premises. In addition, Tenant shall comply in all aspects to applicable building codes regarding the placement of such signage.


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


SECTION 4.03 - ACCESS TO AND INSPECTION OF THE LEASED PREMISES. Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times with forty-eight (48) hours notice except in cases of emergency and with an escort provided by Tenant, for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants (but only during the last nine (9) months of the Term of this Lease for prospective tenants) and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable; provided, however, except in the case of emergencies, Tenant shall be given written notice and the opportunity to repair, alter or improve. If representatives of Tenant shall not be present to open and permit such entry into the Leased Premises at any time when such emergency entry is necessary hereunder, Landlord and its employees and agents may enter the Leased Premises by means of a master or pass key or otherwise. Landlord shall incur no liability to Tenant for any emergency entry, except for acts of gross negligence or wanton misconduct, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor; provided, however, such entry shall minimize any disruption to Tenant's business to the extent reasonably possible.

                              ARTICLE 5 - UTILITIES

SECTION 5.01 - SERVICES TO BE PROVIDED. Landlord shall make available to Tenant all utilities necessary for Tenant's occupancy. Such utilities shall be separately metered and billed directly to Tenant.

At all times Tenant's use of electric current shall never exceed the initial capacity of the feeders to the Building or the risers or wiring installation. If Landlord determines that the electricity used by the equipment to be so installed or connected exceeds the initial designed load capacity of the Building's electrical system or is in any way incompatible therewith, then Landlord shall have the right, as a condition to granting its consent, to make such modifications to the electrical system or other parts of the Building, or to require Tenant to make such modifications to the equipment to be installed or connected, as Landlord considers to be reasonably necessary before such equipment may be so installed or connected. All costs expended by Landlord to make any such modifications shall be borne by Tenant who shall reimburse Landlord in full for such costs upon thirty (30) days written demand.

SECTION 5.02 - INTERRUPTION OF SERVICES. Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services identified in Section 5.01 may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or the quality or character of electric service may be changed or such service may no longer be suitable for Tenant's requirements; that Landlord does not represent or warrant the uninterrupted availability of such utilities or building services, and that any such interruption which is beyond Landlord's reasonable control or reasonably required for repair, maintenance or other reason, shall not be deemed an eviction or disturbance of

Tenant's right to possession, occupancy and use of the Leased Premises or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease.

                        ARTICLE 6 - REPAIRS, MAINTENANCE,
                     ALTERATIONS, IMPROVEMENTS, AND FIXTURES

SECTION 6.01 - REPAIR AND MAINTENANCE OF BUILDING. Subject to the warranty(s) set forth in Section 2.02, Tenant shall make all necessary repairs to the building including but not limited to heating, ventilating, and air conditioning, plumbing and electrical services and the exterior walls, roof, parking lot, exterior doors, windows, and shall keep the Building in a safe clean condition. Payment for such repairs and maintenance shall be paid by Tenant. Except as specifically provided in this Lease, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Leased Premises or in or to any fixtures, appurtenances and equipment therein or thereon.

SECTION 6.02 - REPAIR MAINTENANCE OF LEASED PREMISES. Tenant shall keep and maintain the Leased Premises in good order, condition, and repair. Tenant shall be responsible for all maintenance and repair of the exterior of the Leased Premises, including lawn care, snow removal, and parking lot care.

SECTION 6.03 - ALTERATIONS OR IMPROVEMENTS. Tenant may make, or may permit to be made, alterations or improvements to the Leased Premises, but only if Tenant obtains the prior written consent of Landlord thereto, such consent shall not be unreasonably withheld, delayed or conditioned for non-mechanical, non-structural work, subject to the provisions below; provided however, Tenant may make up to $25,000.00 for non-mechanical and non-structural alterations or improvement without Landlord's consent. If Landlord allows Tenant to make any such alterations or improvements, Tenant shall secure all necessary permits and shall make the alterations and improvements in accordance with all applicable laws and building codes, in a good and workmanlike manner and quality substantially equal to or better than the original construction of the building. All alterations, additions or improvements shall be installed at Tenant's sole expense in compliance with all applicable laws and by a licensed contractor approved in writing by Landlord. Any alterations, improvements or utility installations in, on or about the Leased Premises that Tenant shall desire to make shall be presented to Landlord in written form with proposed detailed plans. If Landlord shall give its consent, such consent shall be conditioned upon (i) Tenant's acquiring a permit to do so from appropriate governmental agencies, (ii) the furnishing of a copy thereof to Landlord prior to the commencement of the work, and (iii) the compliance by Tenant of all conditions of said permit in a prompt and expeditious manner.

Tenant shall promptly pay all costs attributable to such alterations and improvements. Tenant shall promptly repair any damage to the Leased Premises or the Building caused by any such alterations or improvements. Any alterations or improvements to the Leased Premises paid for by Landlord, except movable office furniture and equipment and trade fixtures, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant has the option to remove alterations or improvements to the Leased Premises paid for by Tenant.

SECTION 6.04 - TRADE FIXTURES. Any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, counters, shelving, showcases, mirrors, manufacturing equipment, cranes, and the like, shall be removed on the expiration or earlier termination of this Lease. Tenant shall bear the cost of such removal, and repairs at its own expense any and all damage to the Leased Premises resulting from such removal. If Tenant fails to remove any and all fixtures from the Leased Premises on the expiration or earlier termination of this Lease, all such trade fixtures shall become the property of Landlord; provided, however, that Landlord may elect, by written notice to Tenant, to require that Tenant remove all or any portion of such trade fixtures. Promptly after receiving such notice, Tenant shall, at its expense, promptly remove the same and restore the Leased Premises to their prior condition, ordinary wear and tear excepted.

             ARTICLE 7 - FIRE OR OTHER CASUALTY: CASUALTY INSURANCE

SECTION 7.01 - SUBSTANTIAL DESTRUCTION OF THE BUILDING OR THE LEASED PREMISES. If either the Building or the Leased Premises are substantially destroyed or damaged (which as used herein, means destruction or material damage to at least fifty percent (50%) of the Building or the Leased Premises) by fire or other casualty, then Landlord or Tenant may, at the option of either, terminate this Lease by giving written notice of such termination to the other within sixty
(60) days after the date of such casualty. In such event, rent shall be apportioned to and shall cease as of the date of such casualty. If Landlord does not exercise its option, then the Leased Premises shall be reconstructed and restored, at Landlord's expense, to substantially the same condition as they were prior to the casualty; provided, however, that Landlord's obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to be made by Landlord in accordance with Final Exhibit C, and further provided that, if Tenant has made any additional improvements pursuant to Section 6.03, Tenant shall determine if it desires to have any or all of such improvements made, and to the extent Tenant so elects, Landlord shall make such improvements and Tenant shall reimburse Landlord for the cost for reconstructing the same unless such costs are covered by insurance. In the event of such reconstruction, rent shall be abated from the date of the casualty until substantial completion of the reconstruction repairs; and this Lease shall continue in full force and effect for the balance of the Term.

Notwithstanding the above, Landlord shall notify Tenant within thirty (30) days of the substantial destruction as to whether Landlord can reconstruct the Leased Premises within seven (7) months from the date of substantial destruction. If Landlord's notice to Tenant is that Landlord believes the Leased Premises cannot be reconstructed within said seven (7) month period, Tenant may terminate this Lease with written notice to Landlord within fifteen (15) days of Tenant's receipt of Landlord's notice.

SECTION 7.02 - PARTIAL DESTRUCTION OF THE LEASED PREMISES. If the Leased Premises are damaged by fire or other casualty, but not substantially destroyed or damaged to the extent provided in Section 7.01, then, such damaged part of the Leased Premises shall be reconstructed and restored, at Landlord's expense, to substantially the same condition as it was prior to the casualty; provided, however, that Landlord's obligation hereunder shall be limited to the reconstruction of such of the tenant finish improvements as were originally required to made by Landlord in accordance with Final Exhibit C, and further provided that, if Tenant has made any additional improvements pursuant to
Section 6.03, Tenant shall determine if it desires to have any or all of such improvements made, and to the extent Tenant so elects, Landlord shall make such improvements and Tenant shall reimburse Landlord for the cost of reconstructing the same unless such costs are covered by insurance. In such event, rent shall be abated in the proportion which the approximate area of the unusable or inaccessible part bears to the total area of the Leased Premises (however, rent shall be 100% abated if only a portion of the Leased Premises are damaged but as a result thereof Tenant cannot conduct business from any portion of the Leased Premises) from the date of the casualty until substantial completion of the reconstruction repairs; and this Lease shall continue in full force and effect for the balance of the Term. Landlord shall use reasonable diligence in completing such reconstruction repairs, but in the event Landlord fails to complete the same within one hundred eighty (180) days from the date of the casualty and Landlord shall not have diligently commenced and pursued such construction Tenant may, at its option, terminate this Lease by giving Landlord written notice of such termination, whereupon both parties shall be released from all further obligations and liability hereunder.

SECTION 7.03 - TENANT'S INSURANCE. Tenant shall at all times during the Term of this Lease carry a policy of insurance naming Tenant and Landlord as insureds as their interest may appear which insures the full replacement value of the Building against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard "ALL RISK" insurance policy and extended coverage endorsement); and Rent Insurance to provide coverage for Landlord in the event of lost rents arising from any reason whatsoever, provided, however, that Landlord shall not be responsible for, and shall not be obligated to insure against, any loss of or damage to any personal property of Tenant or which Tenant may have in the Building or the Leased Premises or any trade fixtures installed by or paid for any additional improvements which Tenant may construct on the Leased Premises; and, notwithstanding anything contained herein to the contrary, Landlord shall not be liable, and Tenant releases Landlord from liability, for any loss or damage to such property, regardless of cause, except the gross negligence or willful conduct of Landlord and its employees, agents, customers and invitees.

SECTION 7.04 - WAIVER OF SUBROGATION. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby release each other and each other's employees, agents, customers and invitees from any and all liability for any loss, damage, or injury to person or property occurring in, on, about, or to the Leased Premises, or the Building, the Common Areas or personal property within the Building by reason of fire or other casualty which could be insured against under a standard fire and extended coverage insurance policy, regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that such insurance carried by either of them shall contain a clause whereby the insurer waives its right of subrogation against the other party, provided such insurance is available. Because the provisions of this Section are intended to preclude the assignment of any claim mentioned herein by way of subrogation or otherwise to an insurer or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the provisions of this Section. and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section.

           ARTICLE 8 - INDEMNIFICATION AND PUBLIC LIABILITY INSURANCE

SECTION 8.01 - TENANT'S RESPONSIBILITY. Tenant does hereby indemnify, forever save and hold Landlord and Landlord's agents, contractors, licensees, employees, directors, officers, partners, trustees and invitees (collectively, "Landlord's Employees") harmless from and against any and all damages (but not consequential damages), claims, losses, demands, costs, expenses (including reasonable attorneys' fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, which Landlord may suffer or incur arising out of or in connection with the Tenant's use of the Leased Premises, the conduct of Tenant's business, any activity, work or things done, by Tenant or its agents in or about the Leased Premises, the Building or Common Area, or Tenant's employees' nonobservance or nonperformance of any statute, law, ordinance, rule or regulation, or any negligence of the Tenant's employees.

Provided, however, notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord and hold it harmless from (a) liability from which Landlord has released Tenant as provided in Section 7.04 above, or to (b) the extent same is covered by insurance itemized by Landlord as part of Operating Expenses, or (c) to the extent same was not caused by Tenant or Tenant's employees.

Tenant further agrees that in case of any claim, demand, action or cause of action, threatened or actual, against Landlord, Tenant, upon notice from Landlord, shall defend Landlord at Tenant's expense by counsel reasonably satisfactory to Landlord. In the event Tenant does not provide such a defense against any and all claims, demand, actions or causes of action, threatened or actual, then Tenant will, in addition to the above, pay Landlord the reasonable attorneys fees, legal expenses and costs incurred by Landlord in providing or preparing such defense, and Tenant agrees to cooperate with Landlord in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Landlord.

SECTION 8.02 - LANDLORD'S RESPONSIBILITY. Landlord does hereby indemnify, forever save and hold Tenant and Tenant's agents, contractors, licensees, employees, directors, officers, partners, trustees and invitees (collectively "Tenant's Employees") harmless from and against any and all damages (but not consequential damages), claims, losses, demands, costs, expenses (including reasonable attorney fees and costs), obligations, liens, liabilities, actions and causes of action, threatened or actual, which Tenant may suffer and incur arising out of the action of Landlord.

Provided, however, notwithstanding the foregoing, Landlord shall not be obligated to indemnify Tenant and hold it harmless from (a) liability from which Tenant has released Landlord as provided in Section 8.02 above, or to (b) the extent same is covered by insurance, or (c) to the extent same was not caused by Landlord or Landlord's employees.

Landlord further agrees that in case of any claim, demand, action or cause of action, threatened or actual, against Tenant, Landlord, upon notice from Tenant, shall defend Tenant at Landlord's expense by counsel reasonably satisfactory to Tenant. In the event Landlord does not provide such a defense against any and all claims, demand, actions or causes of action, threatened or actual, then Landlord will, in addition to the above, pay Tenant the reasonable attorneys fees, legal expenses and costs incurred by Tenant in providing or preparing such defense, and Landlord agrees to cooperate with Tenant in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Tenant.

SECTION 8.03 - TENANT'S INSURANCE. Tenant shall at all times during the term of this Lease carry, at its own expense, for the protection of Tenant and naming Landlord as an additional insured, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies best rated A or above, with the following minimum coverage against loss of or damage or injury to any person (including death resulting therefrom) or property occurring in, on or about the Leased Premises:

      A.    Worker's Compensation - minimum statutory amount.

      B.    Comprehensive General Liability    -       not less than $2,000,000
            Insurance, including Blanket,              Combined Single Limit for
            both
            Contractual Liability Broad From           bodily injury and
            damage.                                    property
            Property Damage, Personal Injury,
            Completed Operations, Products
            Liability, Fire Damage.

      C. Fire and Extended Coverage, Vandalism and Malicious Mischief, and for the full cost of replacement of Tenant's property.

Such insurance policy or policies shall name Landlord as an additional insured and shall provide that they may not be canceled on less than thirty (30) days prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing such coverage. Should Tenant fail to carry such insurance and furnish Landlord with Certificates of Insurance after a request to do so, Landlord shall have the right to obtain such insurance and collect the reasonable cost thereof from Tenant as additional rent.

                           ARTICLE 9 - EMINENT DOMAIN

If the whole or any significant part of the Leased Premises shall be taken for public or quasi-public use by a governmental or other authority having the power of eminent domain or shall be conveyed to such authority in lieu of such taking, then Landlord and/or Tenant shall each have the option to terminate this Lease upon sixty (60) days written notice to the other. In the event either party exercises such option, or if such taking or conveyance would cause the remaining part of the Leased Premises to be untenantable and inadequate for use by Tenant for the purpose for which they were leased, then Tenant may, at its option, terminate this Lease as of the date Tenant is required to surrender possession of the Leased Premises by giving Landlord written notice of such termination.

If a part of the Leased Premises shall be taken or conveyed but the remaining part is, in Tenant's reasonable judgment, tenantable and adequate for Tenant's use, and either party exercises its option to terminate this Lease, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable; and the rent shall be reduced in proportion to the part of the Leased Premises to taken or conveyed.

All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its rights, title and interest in an to any such award. However, Tenant shall have the right to recover from such authority, but not from Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses or for Tenant improvement and Tenant equipment, including without limitation, cranes and paint booths.

Notwithstanding the foregoing, (i) Landlord's option to terminate hereunder shall be limited to the condition wherein the condemnation proceeds shall not be made available to Landlord or the condemnation proceeds are in Landlord's reasonable opinion insufficient for restoration purposes, and (ii) Tenant's option to terminate shall be limited to the condition wherein due to such condemnation or taking, Tenant cannot, in its reasonable judgment, conduct its business operation in the Leased Premises generally in the same manner as prior to the condemnation.

                               ARTICLE 10 - LIENS

If, because of any act or omission of Tenant or any person claiming by, through, or under Tenant, any mechanic's lien or other lien shall be filed against the Leased Premises or the Building or against other property of Landlord (whether or not such lien is valid or enforceable as such), Tenant shall, at its own expense, cause the same to be discharged of record within thirty-five (35) days after the date of filing thereof (or bond over or post reasonable security to prevent a foreclosure of such lien which Tenant contests in good faith), and shall also indemnify Landlord and hold it harmless from any and all claims, losses, damages, judgments, settlements, costs and expenses, including reasonable attorneys' fees, resulting therefrom or by reason thereof. Landlord may, but shall not be obligated to, pay the claim upon which such lien is based so as to have such lien released of record but only after the thirty-five (35) day period following filing of the lien claim; and, if Landlord does so, then Tenant shall pay to Landlord, upon demand, the amount of such claim, plus all other costs and expenses incurred in connection therewith, plus interest thereon at the rate of Prime per annum, whichever is less.

              ARTICLE 11 - RENTAL PERSONAL PROPERTY AND OTHER TAXES

Tenant shall pay before delinquency any and all taxes, assessments, fees or charges, including any sales, gross income, rental, business occupation or other taxes, levied or imposed upon Tenant's business operations in the Leased Premises and any personal property or similar taxes levied or imposed upon Tenant's trade fixtures, leasehold improvements or personal property located within the Leased Premises. In the event any such taxes, assessments, fees or charges are charged to the account of, or are levied or imposed upon the property of Landlord, Tenant shall reimburse Landlord for the same as additional rent. Notwithstanding the foregoing, Tenant shall have the right to contest in good faith any such item and to defer payment until after Tenant's liability therefore is finally determined.

If any tenant finish improvements, trade fixtures, alterations or improvements or business machines and equipment located in , or about the Leased Premises, regardless of whether they are installed or paid for by Landlord or Tenant and whether or not they are affixed to and become a part of the realty and the property of Landlord, are assessed for real property tax purposes at a valuation higher than that at which other such property in other leased space in the Building is assessed, then Tenant shall reimburse Landlord as additional rent for the amount of real property taxes shown on the appropriate county officials records as having been levied upon the Building or other property of Landlord by reason of such excess assessed valuation.

                     ARTICLE 12 - ASSIGNMENT AND SUBLETTING

SECTION 12.01 - CONSENT REQUIRED. Tenant shall not, without Landlord's prior written consent:

      a) assign, hypothecate, mortgage, encumber or convey this Lease or all or any part of Tenant's interest in the Leased Premises or this Lease;

      b) Allow any transfer thereof or any lien upon Tenant's interest in this Lease by operation of law;

      c)    sublet the Leased Premises or any part thereof; or

      d) permit the use or occupancy of the Leased Premises or any part thereof by anyone other Tenant; provided however, Tenant may assign this Lease and all obligations and duties hereunder to an entity controlled by controlling or under joint control with Tenant or to a purchaser of all or substantially all of the assets of Tenant without obtaining the consent of Landlord.

     If Tenant desires the consent of Landlord to an assignment or subletting of all or a part of the Leased Premises (that portion of the Leased Premises being assigned or sublet shall hereinafter be referred to as the "Subject Premises"), Tenant shall submit to Landlord:

      a)    the proposed sublease or assignment,

      b) information deemed sufficient by Landlord to permit Landlord to determine the acceptability of the financial responsibility and character of the proposed subtenant or assignee, and

      c) the proposed sublease or assignment shall be only for the remaining term existing at the time the sublease or assignment is proposed and the proposed subtenant or assignee shall have no right to exercise any renewal options hereunder.

SECTION 12.02 - LANDLORD'S OPTION. Landlord within ten (10) business days after receipt of such documents, shall, at its option:

            1) consent to such sublease or assignment subject to the provisions of Section 12.03 and 12.04 hereof which consent shall not be unreasonably withheld; or

            2) terminate this Lease for the Subject Premises and lease the Subject Premises directly to subtenant or assignee in which case this Lease will remain in full force and effect as to the balance of the Premises; or

            3) refuse to consent to such sublease and assignment in which case the Lease shall remain in full force and effect.

SECTION 12.03 - CONSENT GRANTED. If Landlord consents to a sublease or assignment:

      a) The terms and conditions of this Lease, including, without limitation, Tenant's liability for the Subject Premises, shall in no way be deemed modified, abrogated or amended.

      b) Tenant shall pay to Landlord, Five Hundred Dollars ($500.00) for each proposed sublease or assignment submitted to Landlord as reimbursement to Landlord for expenses incurred by Landlord for the review of said sublease or assignment.

      c) Any consent given hereunder by Landlord shall not be deemed a consent to any further subletting or assignments by Tenant, subtenant or assignee, unless Landlord shall have entered into a separate agreement with the assignee or subtenant.

      d) If Tenant shall fail to pay the rent as provided in Article 14 of this Lease, and if all or any part of the Leased Premises have been assigned or sublet, Landlord, in addition to any other remedies provided by this Lease or provided by law, may, at its option, collect directly from the assignee or subtenant all rents becoming due to Tenant by reason of the assignment or sublease. Any collection of rents directly by Landlord from the assignee or subtenant shall not be construed to constitute a novation or release of Tenant from the further performance of its obligations under this Lease provided that the amounts that Tenant is obligated to pay to Landlord hereunder shall be reduced by the amount so collected.

SECTION 12.04 - DELIVERY. No assignment under this Article 12 shall be valid or effective until there is delivered to Landlord a duplicate original of the written instrument of assignment containing the name and address of the assignee and the assumption by the assignee of this Lease and of all obligations under this Lease to be performed by Tenant after the effective date of the assignment. No sublease consented to by Landlord shall be valid or effective until a duplicate original thereof shall be delivered to Landlord.

SECTION 12.05 - TRANSFER OF CONTROL. For purposes of this Article 12, Tenant shall be authorized to assign the Lease to a third party who has acquired all or substantially all of the assets of Tenant, provided however, that such a transfer shall not relieve Tenant from liability hereunder.

                       ARTICLE 13 - TRANSFERS BY LANDLORD

SECTION 13.01 - SALE AND CONVEYANCE OF THE BUILDING. Landlord shall have the right to sell, convey or transfer its Fee Simple Interest in the Building or the control thereof at any time during the term of this Lease, subject only to the rights of Tenant hereunder the limitations of Landlord's liability specified in section 14.04, below and the purchaser or transferee taking title to the Fee Simple Interest subject to this Lease.

SECTION 13.02 - SUBORDINATION. Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage; and the recording of any such mortgage shall make it prior and superior to this Lease regardless of the date of execution or recording of either document. Tenant shall, at Landlord's request, execute and deliver to Landlord, , any reasonable instrument which may be deemed commercially necessary or desirable by Landlord to confirm the subordination of this Lease and an Estoppel Certificate (as described in Section 17.11 hereof); if Tenant fails or refuses to do so, Tenant shall be liable to Landlord for Landlord's actual costs incurred in procuring such subordination. Provided, however, it shall be a condition precedent to any such subordination that Landlord provide Tenant with a commercially reasonable non-disturbance agreement executed by mortgagee under which no default by Landlord under any such mortgage shall affect Tenant's rights hereunder so long as Tenant is not in default under this Lease. Subject to receipt of the non-disturbance agreement, Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorn to the purchaser upon any such foreclosure and recognize such purchaser as the landlord under this Lease.

                       ARTICLE 14 - DEFAULTS AND REMEDIES

SECTION 14.01 - DEFAULTS BY TENANT. The occurrence of any one or more of the following events shall be an Event of Default under and breach of this Lease by
Tenant:

      A. Tenant shall fail to pay any Monthly Rental Installment of Minimum Annual Rent or the Annual Rental Adjustment within ten (10) days after written notice of nonpayment by Landlord, or if Tenant shall fail to pay any other amounts due Landlord from Tenant as additional rent or otherwise, including any amounts owed by Tenant for Building Non-Standard Work, within thirty (30) days after written notice of non-payment by Landlord the same shall be due and payable.

      B. Tenant shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty (30) day period, such default shall be deemed to have been cured if Tenant commences such performance within said 30 day period and thereafter diligently undertakes to complete the same and does so complete the required action within a reasonable time.

      C. Tenant shall abandon the Leased Premises for a period of ninety (90) days.

SECTION 14.02 - REMEDIES OF LANDLORD. Upon the occurrence of any incurred Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law, any one or more of which may be exercised upon written notice to or demand upon Tenant:

      A. Landlord may re-enter the Leased Premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord may incur to cure such default.

      B. Landlord may terminate this Lease in which event: (i) neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the Leased Premises, and Tenant shall immediately thereafter surrender the Leased Premises to Landlord; and (ii) Landlord may re-enter the Leased Premises and dispossess Tenant or any other occupants of the Leased Premises by any means permitted by law and may remove their effects.

      C. Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let all or any part of the Leased Premises for a term different from that which would otherwise have constituted the balance of the term of this Lease and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall immediately be obligated to pay to Landlord as liquidated damages the present value of the difference between the rent provided for herein (discounted at the Prime Rate) and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the term of this Lease, together with all of Landlord's reasonable costs and expenses for preparing the Leased Premises for re-letting, including all repairs, tenant finish improvements, brokers' and reasonable attorneys' fees.

      D. Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

SECTION 14.03 - DEFAULT BY LANDLORD AND REMEDIES OF TENANT. It shall be a default under and breach of this Lease by Landlord if it shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of twenty (20) days after notice thereof from Tenant; provided,



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


however, that if the term, condition covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be deemed to have been cured if Landlord commences such performance within said twenty (20) day period and thereafter diligently undertakes to complete the same, and does so complete the required action within a reasonable time. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, set off or abate any rent due hereunder. If Tenant incurs damages as a result of Landlord's breach, Tenant shall be entitled to recover, as part of a judgment against Landlord, interest at the Prime rate of Star Bank, N.A. per annum of the costs incurred by Tenant as a result of Landlord's breach.

SECTION 14.04 - LIMITATION OF LANDLORD'S LIABILITY. If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease and does not cure such failure as provided in Section 14.03, and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that Landlord shall have no personal liability, and Tenant shall look solely to Landlord's right and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment and that Landlord shall not be liable for any deficiency.

The references to "Landlord" in this Lease shall be limited to mean and include only the owner of the Building or the owners of the Fee Simple Interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the "Landlord" initially named herein, or in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically relieved from all personal liability for the performance or observance of any term, condition, covenant or obligation thereafter required to be performed or observed by Landlord hereunder upon an assumption in writing by Landlord's successor in interest; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations, except as to pre-existing defaults or events of default. The covenants and obligations contained in this Lease on the part of "Landlord" shall be binding on the Landlord or any transferor only during the periods it is a landlord hereunder.

SECTION 14.05 - NON-WAIVER OF DEFAULTS. The failure or delay by either party hereto to exercise or enforce at any time any of the rights or remedies or other provisions of this Lease shall not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of either party thereafter to exercise or enforce each and every such right or remedy or other provision. No waiver of any default and breach of the Lease shall be deemed to be a waiver of any other or further default and breach. The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of the rent due or to pursue any other remedies provided in this Lease. No act or omission by Landlord or its employees or agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

SECTION 14.06 - ATTORNEYS' FEES. In the event that either party hereto shall bring legal action against the other party and shall recover a judgment against such party therein, then the prevailing party shall be entitled to reimbursement from the other party for all expenses thus incurred, including reasonable attorneys' fees.

SECTION 14.07 - FORCE MAJEURE. Except as specifically provided in this Lease to the contrary, neither party shall be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by fire, earthquake, explosion, flood, 'hurricane, governmental bodies or authorities, the elements, acts of God, war, invasion, insurrection, rebellion, riots, or any other similar cause which is beyond the reasonable control of the other party and any such failure or delay due to said causes or any of them shall not be deemed a breach of or default in the performance of this Lease. Notwithstanding the foregoing, force majeure events shall not relieve Tenant of its obligations to pay rent hereunder except as otherwise specifically set forth herein.

                ARTICLE 15 - LANDLORD'S RIGHT TO RELOCATE TENANT

                              INTENTIONALLY OMITTED

                    ARTICLE 16 - NOTICE AND PLACE OF PAYMENT

SECTION 16.01 - NOTICES. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Item K of the Basic Lease Provisions. When so mailed, the notice shall be deemed to have been given three (3) days after post-marked. The address specified in Item K of the Basic Lease Provisions may be changed by giving written notice thereof to the other party.

SECTION 16.02 - PLACE OF PAYMENT. All rent and other payments required to be made by Tenant to Landlord shall be delivered or mailed to Landlord at the address specified in Item K of the Basic Lease Provisions or to Landlord's management agent at any other address Landlord may specify from time to time by written notice given to Tenant.

                  ARTICLE 17 - MISCELLANEOUS GENERAL PROVISIONS

SECTION 17.01 - CONDITION OF LEASED PREMISES. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Leased Premises or the Building or with respect to the suitability or condition of


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


any part of the Building for the conduct of Tenant's business except as provided in this Lease.

SECTION 17.02 - INSOLVENCY OR BANKRUPTCY. In no event shall this Lease be assigned or assignable by operation of law, and in no event shall this Lease be an asset of Tenant in any receivership, bankruptcy, insolvency, or reorganization proceeding .

SECTION 17.03 - CHOICE OF LAW. This Lease shall be governed by and construed pursuant to the laws of the State of Ohio.

SECTION 17.04 - SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

SECTION 17.05 - EXAMINATION OF LEASE. Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

SECTION 17.06 - TIME. Time is of the essence of this Lease and each and all of its provisions.

SECTION 17.07 - DEFINED TERMS AND MARGINAL HEADINGS. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The marginal headings and titles to the articles of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

SECTION 17.08 - PRIOR AGREEMENTS. This Lease, the Exhibits and Attachments to it and the letter of understanding executed pursuant to Section 2.03 hereof contain all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

SECTION 17.09 - SEVERABILITY OF INVALID PROVISIONS. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall not be affected or impaired, and such remaining provisions shall remain in full force and effect.

SECTION 17.10 - DEFINITION OF THE RELATIONSHIP BETWEEN THE PARTIES. Landlord shall not, by virtue of the execution of this Lease or the leasing of the Leased Premises to Tenant, become or be deemed a partner of or joint venturer with Tenant in the conduct of Tenant's business on the Leased Premises of otherwise.

SECTION 17.11 - ESTOPPEL CERTIFICATE. Tenant and Landlord shall, within ten (10) business days following receipt of a written request from the other, execute, acknowledge and deliver to the other, or to any lender, purchaser or prospective lender or purchaser designated by Landlord or Tenant (collectively "beneficiary") a written statement in the form of Exhibit D attached hereto, or in such form as the beneficiary may reasonable request, certifying (i) that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), (ii) the date to which rent has been paid, and
(iii) that there are not, to the giver's knowledge, any uncured defaults (or specifying such defaults if any are claimed). Any such statement may be relied upon by any prospective purchaser, mortgagee, sublessee or assignee, of all or any part of the Building or the beneficiary. The giver's failure to deliver such statement within such period shall be conclusive upon giver that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in giver's performance hereunder.

SECTION 17.12 - HAZARDOUS WASTE. Landlord has had an environmental site assessment made of the Leased Premises, a copy of which is attached as Exhibit E, ("Environmental Site Assessment") which found no evidence of hazardous waste contamination of the Leased Premises or other environmental conditions posing potential liability to a purchaser or lessee.

Tenant shall not in any manner use, maintain or allow the use or maintenance of the Leased Premises in violation of any law, ordinance, statute, regulation, rule or order (collectively "Laws") of any governmental authority, including but not limited to Laws governing zoning, health, safety (including fire safety), occupational hazards, and pollution and environmental control. Tenant shall not use, maintain or allow the use or maintenance of the Leased Premises or any part thereof to treat, store, dispose of, transfer, release, convey or recover Hazardous Wastes nor shall Tenant otherwise, in any manner, possess or allow the possession of any Hazardous Wastes on or about the Leased Premises; provided, however, any toxic material lawfully permitted and generally recognized as necessary and appropriate for general office and machine tool manufacturing may be stored and used on the Leased Premises so long as (i) such storage and use is in the ordinary course of Tenant's business permitted under this Lease; (ii) such storage and use is performed in compliance with all applicable Laws for the storage and use of such materials; and (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require. Hazardous Wastes and Hazardous Substances shall have the meanings defined or described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local Laws. Tenant shall immediately notify Landlord of the presence or suspected presence of any Hazardous Wastes or Hazardous Substance on or about the Leased Premises and shall deliver to Landlord any notice received by Tenant relating thereto.

Landlord and its agents shall have the right, but not the duty, to inspect the Leased Premises and conduct tests thereon at any time to determine whether or the extent to which there is Hazardous Wastes on the Leased Premises. Landlord shall have the right to immediately enter upon the Leased Premises to remedy any contamination found thereon. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant's business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant's property or business caused thereby. If any lender or governmental agency shall ever require testing to ascertain whether there has been a release of Hazardous Wastes or Hazardous Substances, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent if such requirement arose in whole or in part because of Tenant's use of the Leased Premises. Tenant shall execute affidavits, representations and the like from time to time, at Landlord's request, concerning Tenant's best knowledge and belief regarding the presence of any Hazardous Wastes or Hazardous Substances, on the Leased Premises or Tenant's intent to store or use toxic materials on the Leased Premises. Tenant shall indemnify and hold harmless Landlord from any and all claims, loss, liability, costs, expenses or damage, including attorneys' fees and costs of remediation, incurred by Landlord in connection with any breach by Tenant of its obligations under this Section. The covenants and obligations of Tenant under this Section 17.12 shall survive the expiration or earlier termination of this Lease.

Landlord hereby warrants and represents to Tenant to the best of Landlord's knowledge as follows: (a) the Leased Premises is not in any way contaminated with any hazardous, toxic or infectious waste or substances; (b) the Leased Premises does not appear on any state or federal CERCLA lists as being classified as a hazardous waste site; (c) there is no asbestos on the Leased Premises; (d) there is no underground storage tank on the Leased Premises; (e) neither Landlord nor any of Landlord's employees, agents, licensees or invitees have placed or permitted the placement of any hazardous, toxic or infectious waste or substances in, on or over the Leased Premises except for janitorial purposes and only in commercially packaged quantities; (f) to the best of Landlord's knowledge, no other party has placed any hazardous, toxic or infectious waste or substances in, on or over the Leased Premises; (g) the Leased Premises has not been used as a plant or site where hazardous, toxic or infectious waste or substances is subjected to treatment, storage, disposal or recovery; and (h) the Leased Premises is not subject to any federal, state or local "Superfund" lien, proceedings, claim, liability or action, or the threat or likelihood thereof, for the cleanup, removal or remediation of any such hazardous substance from the Leased Premises. Landlord will indemnify, defend and hold Tenant harmless from and against any and all claims, demands, liabilities, damages, suits, actions, judgments, fines, penalties, loss, costs and expense (including, but not limited to, attorneys' fees) arising or resulting from, or suffered, sustained or incurred by Tenant as a result (direct or indirect) of the untruth or inaccuracy of any of the foregoing matters represented and warranted by Landlord to Tenant or the breach of any of the foregoing


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

covenants and warranties of Landlord. The provisions of this Section 17.12 shall survive the expiration or earlier termination of this Lease.

SECTION 17.13 - COVENANT OF QUIET ENJOYMENT. Landlord agrees that if Tenant shall perform all of the covenants and agreements herein provided to be performed on Tenant's part, Tenant shall, at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord, except as may be provided elsewhere in this Lease under Section 2.05, Section 4.03, and Section 14.02.

SECTION 17.14 - CONSENT/DUTY TO ACT REASONABLY . Regardless of any reference to the words "sole" or "absolute" (but except for matters which involve security for the Building or which will have an adverse effect on the (a) structural integrity of the Building, (b) the Building's plumbing, heating, life safety, ventilating, air-conditioning, mechanical or electrical systems, or (c) which could affect the exterior appearance of the Building, whereupon in each such case Landlord's duty is to act in good faith and in compliance with the Lease), any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated landlord and sophisticated tenant concerning the benefits to be enjoyed under the Lease.

                       ARTICLE 18 - ADDITIONAL PROVISIONS

SECTION 18.01 - SIGNAGE. Subject to zoning, other municipal and county regulations, the Park's covenants and restrictions and applicable county authorities, Tenant may, at its own expense erect the following signage:

      (i)   Corporate Signage - located on the Building.
      (ii) Monument Signage - located in the front entrance area of the Building
      (iii) Directional Signage - located throughout the Leased Premises.

All of the above tenant signage shall also be subject to Landlord's prior written approval as to location, size and design. Tenant agrees to maintain each sign in a good state of repair. Upon expiration of the Lease Term Tenant shall remove the signs and repair any damage caused by such removal.

Landlord will not allow other signage on or about the Leased Premises; provided, however, this Section 18.01 shall not prohibit Landlord from placing signage on or about the Leased Premises which designates the owner, manager and/or leasing agent for the Building which is discrete and does not detract from identification of the Leased Premises as the Tenant's place of business. In the event that Tenant shall elect not to renew the term of the Lease pursuant to
Section 19.01 herein, Landlord shall have the right to market the Leased Premises and to otherwise place signs on or about the Leased Premises indicating the availability of space within the Building during the last six (6) months of the Term of this Lease.

SECTION 18.02 - SALE OR REFINANCE PROCEEDS.

            (a) In the event that at any time during the Initial Ten-n, or any renewal term of this Lease, Landlord shall sell the Leased Premises to any party (including, without limitation, Tenant), then, provided Tenant is not in default under this Lease, beyond applicable cure periods, within five (5) days after the closing of such sale, Landlord shall provide to Tenant a copy of the applicable purchase and sale agreement (the "Purchase and Sale Agreement"), together with adjustment sheets, disbursement statements, invoices, and such other evidence as Tenant shall reasonably require to establish the Net Sales Proceeds (as hereinafter defined) from such sale, all of which shall be certified as correct and accurate by Landlord. From the Net Sales Proceeds, if any, Landlord shall pay to Tenant, within said five (5) day period twenty percent (20%) of the Net Sales Proceeds. Upon the sale of the Property by Landlord, and Tenant's receipt of its twenty percent (20%) share of the excess proceeds, if any, Tenant shall have no further rights under this Paragraph 18.02 (a). Provided, however, if at the time of the sale of the Property, this Lease has been assigned by Tenant, then the following shall apply:

                        (1) If Tenant has remained liable for all tenant obligations under this Lease, then Tenant shall be entitled to the twenty percent (20%) share of the Net Sales Proceeds.

                        (2) If Tenant has no further liability under this Lease, then Tenant and any subtenants or assignees shall have no rights to share in the Net Sales Proceeds.

            (b) "Net Sales Proceeds" shall mean the gross sales price set forth in the Purchase and Sale Agreement with adjustment for any adjustments permitted or required by the Purchase and Sale Agreement and minus only the following:

                  (i) the original principal balance of the initial first mortgage on the Property (which first mortgage shall not have a principal balance that is greater than the Total Project Cost); and

                  (ii) if the initial first mortgage has been paid off, the original principal balance of any first mortgage on the Property that is given to refinance the initial first mortgage; and

                  (iii) the amount necessary to pay off, in full, any
                        subordinate mortgages on the Property; and

                  (iv) the amount equal to Landlord's Equity (as hereinafter defined); and

                  (v) all reasonable attorneys' fees, brokerage commissions, conveyance taxes, and other closing costs, to the extent actually paid by Landlord in connection with the sale, provided that the same have been approved by Tenant, which approval shall not be unreasonably withheld; and

                  (vi) The amount, if any, that Landlord has not received from Tenant as of the date of the sale of the property that is less than an average annual return to Landlord, on Landlord's equity of 11.6% through the date of sale based upon a mortgage constant of 11.6%; and

                  (vii) any sums expended by Landlord to create expansion space as provided herein.

            (c) "Landlord's Equity" shall initially mean the amount by which Total Project Cost exceeds the original principal balance of Landlord's initial first mortgage on the Property (the 'Original Balance"), (also known as the Original Financing). Thereafter, Landlord's Equity shall be reduced by:

                  (i) one hundred percent (100%) of any Net Mortgage Proceeds (as defined below), to the extent that Tenant does not receive twenty percent (20%) thereof, pursuant to
                        Section 18.02 (d) below; and

                  (ii) eighty percent (80%) of any Net Mortgage Proceeds, to the extent that Tenant retains twenty percent (20%) thereof, pursuant to Section 18.02 (d).

            (d) In the event that at any time or times during the Initial Term, or a "renewal term", of this Lease, Landlord shall either refinance the first mortgage on the Property, refinance a subsequent mortgage or mortgages, or put a subordinate mortgage or mortgages on the Property, then within five (5) days after the closing of such refinance or subordinate mortgage, Landlord shall provide Tenant with a copy of the applicable note, mortgage deed and other mortgage documents, and disbursement sheets, invoices and such other evidence as Tenant shall reasonably require to establish the Net Mortgage Proceeds (as hereinafter defined) from such mortgage transaction, all of which shall be certified as correct and accurate by Landlord. If any such Net Mortgage Proceeds are greater than the Total Project Cost, then Landlord shall pay to Tenant, within said five (5) day period, Twenty percent (20%) of the excess. Upon the sale of the Property by Parker Industrial, L.L.C. (other than to an entity that is affiliated with Parker Industrial, L.L.C.), Tenant shall have no further rights under this Paragraph 18.02 (d), the intent being that Tenant's rights under this Paragraph
                  18.02 (d) shall apply to any and all refinancing or refinancings that occur while Parker Industrial, L.L.C. or any affiliate thereof owns the Leased Premises, but not thereafter.

            (e) "Net Mortgage Proceeds" shall mean the face principal amount of the mortgage in question, minus only the following:

                  (i) the amount necessary to pay off, in full, any mortgage that is being paid off and released with the proceeds of the new mortgage, provided that such payoff amount shall not include any unpaid interest or late charges; and

                  (ii) any portion of the principal of any institutional new mortgage that is not advanced at the closing of the mortgage and is permitted to be advanced only to pay for capital improvements or replacements to the Property which either Landlord is required to make under this Lease, or which have been approved by Tenant in writing, provided that if any of such unadvanced proceeds are subsequently advanced for any purpose other than capital improvements or replacements to the Property as aforesaid, then such proceeds shall be deemed to be Net Mortgage Proceeds; in such event, Tenant's twenty percent (20%) share shall be recalculated at that point and Landlord shall, within five (5) days thereafter, pay to Tenant any additional amounts due to Tenant.

                  (iii) all reasonable attorneys' fees, mortgage brokerage
                        commissions, mortgage taxes, and other closing costs, to the extent actually paid by Landlord, provided that the same have been approved by Tenant, which approval shall not be unreasonably withheld.

SECTION 18.03 - REPRESENTATION REGARDING TITLE. Upon the execution date of this Lease by Tenant and Landlord, Landlord shall have entered into a purchase agreement for the acquisition of the Real Estate. Landlord hereby warrants that it will hold fee simple title to the Real Estate upon the Completion Date and the party signing this Lease on behalf of Landlord has been duly authorized to bind Landlord to the terms of this Lease and that there are no encumbrances on that title except as appears on the attached Exhibit F, Title Insurance Policy. Landlord may mortgage or otherwise encumber the Leased Premises so long as such encumbrance does not adversely effect Tenant's use of the Leased Premises.

SECTION 18.04 - NON-DISTURBANCE AGREEMENT. Disturbance Agreement in a form reasonably acceptable to Tenant and Landlord at the same time or in the same document as the Subordination Agreement required of Tenant under Section 13.02, above.

               ARTICLE 19 - RENEWAL OPTION AND RIGHT TO EXPANSION

SECTION 19.01 - RENEWAL. If Tenant is not in default or within an applicable cure period hereunder, Tenant shall have the option to renew the term of this Lease for two (2) additional terms of five (5) years ("Option Periods"). Such renewal shall be upon the same terms and conditions contained in the Lease for the original term except for this provision giving the renewal option and subject to an adjustment of the Minimum Annual Net Rent. Each option shall be exercised by Tenant's giving written notice to Landlord of its exercise of the option at least twelve (12) months prior to the expiration of the Lease term.

The Minimum Annual Net Rent for the first Option Period shall be 106% of the previous year's annual rent and during the second Option Period shall be at the rate of 1.06% of the previous year's annual rent.

SECTION 19.02 - EXPANSION SPACE. Provided that this Lease is in full force and effect and Tenant is not in default hereunder beyond applicable grace periods and subject to provisions of this Paragraph 19.02, subject to available financing and Tenant's credit not deteriorating, then Tenant shall have the right (the "Expansion Right") to require Landlord to expand the lease space for up to 110,000 square feet of building as limited by municipal codes and park covenants on the subject site, provided however, the term for the Expansion Space shall be fifteen (15) years from the Date of Completion of improvements and the rental terms shall be based upon the same formula and the terms and conditions of this Lease; provided further however, the expiration of the lease term for the initial space shall be extended to coincide with the fifteen year term in the expansion space; provided further, however, that the rent payable on the initial space after the conclusion of the initial fifteen year term shall be based upon the rental amount that would be determined under the option period as set forth in Section 19.01 of the Lease.

In the event Tenant shall have elected its Expansion Right, the renewal option applies to both the initial space and the expansion space, provided however, the first option period shall be reduced to the period from the commencement of rent on the Expansion Space to the expiration of the first five (5) year option period.

                        ARTICLE 20 - CONDITIONS PRECEDENT

This Lease is expressly conditioned upon Landlord closing on acceptable terms upon the real property which will become the Leased Premises. This Lease is further contingent upon Landlord and Tenant agreeing on the plans, specifications, and budget and the Landlord and Tenant each signing an approved set of plans, specifications and budget which plans, specifications and budget shall be incorporated in this Lease by reference as previously provided herein.

                ARTICLE 21 - RIGHT OF TENANT TO PURCHASE BUILDING
                               PRIOR TO OCCUPANCY

Tenant shall have the option to purchase the Leased Premises at any time up until the Commencement Date for a price equal to one hundred six percent (106%) of the Total Project Cost.

           ARTICLE 22 - RIGHT OF FIRST OFFER FOR PURCHASE OF BUILDING

Provided Tenant is not in default or is not within an applicable cure period, this Lease is in full force and effect, Landlord hereby grants to Tenant the rights herein contained with respect to the Building. If, during the term of this Lease, Landlord desires to sell all of the Building, it shall notify Tenant in writing of the basic Business Terms and Conditions (as hereinafter defined) upon which it is prepared to sell the Building, and Tenant shall have thirty
(30) days after receipt to respond to such offer. The Business Terms and Conditions, the fact that Landlord intends to sell all of the Building and such other information Tenant or its employees or agents have obtained pursuant to the provisions of this Section shall be kept confidential and shall not be disclosed to any third party. If Tenant shall notify Landlord in writing within the said 30-day period that Tenant agrees to purchase the Building upon substantially the same Business Terms and Conditions contained in Landlord's notice, then Landlord and Tenant shall proceed to negotiate, in good faith to finalize the purchase price, payment terms, descriptions of property to be sold and closing date. If Tenant fails to notify Landlord in writing within the aforementioned 30-day notice period or fails to complete such purchase on substantially the same Business terms and Conditions within 90 days after expiration of such 30-day notice, for any reason other the Landlord's failure to proceed, in good faith, toward a closing of such transaction, tenant's rights under this Section shall be automatically terminated and of not further force or effect. In the event Landlord does not complete a sale of the Building within one (1) year of this termination of Tenant's right of first offer on substantially the same terms as offered to Tenant, including a purchase price which is



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


at least ninety-five percent (95%) of the purchase price offered to Tenant, then Tenant's right, as set forth in this Section, shall be automatically reinstated. In no event may Tenant assign these rights to any assignee or subtenant. Tenant's failure to comply with the terms and conditions hereunder shall be deemed a waiver of its rights under this Section.

                           ARTICLE 23 - TAX INCENTIVES

Landlord agrees to cooperate with Tenant in securing tax incentives and abatements from the City of Columbus and the State of Ohio for the proposed improvements, both real and personal, inventory and job creation on the Leased Premises. If the City of Columbus and/or the State of Ohio do not provide Tenant and/or Landlord with incentives that are acceptable to Tenant, in Tenant's reasonable discretion, then within thirty (30) days after delivery of written notice to Landlord, Tenant may terminate this Lease and, upon termination, Tenant shall buy the Leased Premises (ground only) from Landlord for the purchase price paid by Landlord and resell the Leased Premises to a third party. Tenant shall also reimburse Landlord for all out of pocket costs and carrying costs Landlord incurred in regard to the Leased Premises from the date Landlord purchased the Leased Premises to the date Tenant buys the Leased Premises from Landlord. All other terms of the purchase shall be consistent with commercial practice for similar purchases of real estate in Columbus, Ohio.

                             ARTICLE 24 - SIGNATURES

    SIGNED this 23 day of September, 1998.



PARKER INDUSTRIAL, L.L.C.                   PH GROUP INC.



By: /s/ Parker Industrial, L.L.C.           By: /s/ PH Group Inc.
    -----------------------------               -----------------------------
Print Name:                                 Print Name:
           ----------------------                      ----------------------
Title:                                      Title:
      ---------------------------                 ---------------------------



Witness: /s/ Witness                        Witness: /s/ Witness
         ------------------------                    ------------------------

Witness: /s/ Witness                        Witness: /s/ Witness
         ------------------------                    ------------------------



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


                          ARTICLE 25 - ACKNOWLEDGMENTS


STATE OF OHIO,
COUNTY OF FRANKLIN, ss:

     The foregoing instrument was acknowledged before me this 28 day of September, 1998 by Parker Industrial,, L.L.C., an Ohio limited liability company, by Edward Burke Carey, its member, on behalf of the company.



                                      /s/ Notary Public
                                      -----------------------------------------
                                      Notary Public



STATE OF OHIO,
COUNTY OF FRANKLIN, ss:

     The foregoing instrument was acknowledged before me this 23rd day of September, 1998 by PH Group Inc., an Ohio corporation, by Charles T. Sherman, its President, on behalf of the corporation.



                                      /s/ Notary Public
                                      -----------------------------------------
                                      Notary Public



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